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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
En Pointe Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EN POINTE TECHNOLOGIES, INC.
100 N. Sepulveda Boulevard, 19th Floor
El Segundo, California 90245

September 2, 2003

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of En Pointe Technologies, Inc. (the "Company") to be held at 8:00 a.m. on Tuesday, September 30, 2003, in the Marina/Manhattan Room at the DoubleTree Club Hotel, 1985 East Grand Avenue, El Segundo, California 90245.

        At the Annual Meeting you will be asked to elect seven (7) directors of the Company and to approve the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending September 30, 2003. All of these matters are described in detail in the accompanying Notice of Annual Meeting and Proxy Statement. In addition, we will be pleased to report on the affairs of the Company and a discussion period will be provided for questions and comments of general interest to stockholders.

        We look forward to greeting personally those stockholders who are able to be present at the Annual Meeting. HOWEVER, WHETHER OR NOT YOU PLAN TO BE WITH US AT THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. ACCORDINGLY, YOU ARE REQUESTED TO SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT IN THE ENVELOPE PROVIDED AT YOUR EARLIEST CONVENIENCE.

                      Very truly yours,

                      Bob Din
                       Chief Executive Officer and
                      Chairman of the Board of Directors

EN POINTE TECHNOLOGIES, INC.
100 N. Sepulveda Boulevard, 19th Floor
El Segundo, California 90245

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER 30, 2003

TO THE STOCKHOLDERS OF EN POINTE TECHNOLOGIES, INC.:

        The 2003 Annual Meeting of Stockholders (the "Annual Meeting") of En Pointe Technologies, Inc. (the "Company"), will be held at 8:00 a.m. on Tuesday, September 30, 2003, in the Marina/Manhattan Room at the DoubleTree Club Hotel, 1985 East Grand Avenue, El Segundo, California 90245, for the following purposes as more fully described in the accompanying Proxy Statement, which is incorporated herein by reference:

  (1)
  To elect the seven (7) directors to the Board of Directors; and

  (2)
  To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending September 30, 2003; and

  (3)
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The Board of Directors intends to present for election as directors the nominees named in the accompanying Proxy Statement, whose names are incorporated herein by reference.

        Stockholders of record at the close of business on August 25, 2003 will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. All stockholders are cordially invited to attend the Annual Meeting in person. STOCKHOLDERS WHO ARE UNABLE TO ATTEND THE ANNUAL MEETING IN PERSON ARE REQUESTED TO COMPLETE AND DATE THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING IN PERSON MAY REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee who desire to vote their shares at the meeting should bring with them a proxy or letter from that firm confirming their ownership of shares.

                      By Order of the Board of Directors

                      Robert A. Mercer
                       Secretary

September 2, 2003

EN POINTE TECHNOLOGIES, INC.
100 N. Sepulveda Boulevard, 19th Floor
El Segundo, California 90245

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER 30, 2003

        This Proxy Statement is furnished to the holders of Common Stock, par value $.001 per share (the "Common Stock"), of En Pointe Technologies, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of the enclosed proxy for use at the Annual Meeting of Stockholders to be held on Tuesday, September 30, 2003 (the "Annual Meeting"), or at any adjournment thereof. The purposes of the Annual Meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. As of the date of this Proxy Statement, the Board of Directors is not aware of any other matters which will come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named as proxies will vote on them in accordance with their best judgment.

        Proxies for use at the Annual Meeting are being solicited by the Board of Directors of the Company. Proxies will be mailed to shareholders on or about September 2, 2003 and will be solicited chiefly by mail. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of Common Stock and will reimburse them for their reasonable expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the Annual Meeting, officers, agents and employees of the Company may communicate with stockholders, banks, brokerage houses and others by telephone, facsimile or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so if it should appear that a quorum at the Annual Meeting otherwise might not be obtained.

Revocability and Voting of Proxy

        A proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Any stockholder who gives a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. All proxies properly executed and returned will be voted in accordance with the instructions specified thereon. If no instructions are given, proxies will be voted FOR approval of Proposals Nos. 1 and 2 as set forth in the accompanying Notice of Annual Meeting of Stockholders.

Record Date and Voting Rights

        Only stockholders of record at the close of business on August 25, 2003 are entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof. On August 25, 2003, there were 6,721,827 shares of Common Stock outstanding; each such share is entitled to one vote on each of the matters to be presented at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting.

        Proxies marked "withheld" as to any director nominee or "abstain" as to a particular proposal and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. The effect of proxies marked "withheld" as to any director nominee or "abstain" as to a particular proposal and broker non-votes on Proposals Nos. 1 and 2 is discussed under each respective Proposal.

Beneficial Ownership of Common Stock

        The following table sets forth certain information regarding the beneficial ownership of Common Stock as of August 25, 2003 by (i) each stockholder who is known by the Company to own beneficially more than five percent of the Company's outstanding Common Stock, (ii) each director and nominee for director of the Company, (iii) each of the Company's executive officers named in the Summary Compensation Table (see "Executive Compensation") and (iv) by all executive officers and directors of the Company as a group. The information as to each person or entity has been furnished by such person or group.

	Shares Beneficially Owned(1)
Name of Beneficial Owner
	Number	Percentage
Attiazaz "Bob" Din(2)	597,712	8.9%
Naureen Din(2)	597,712	8.9%
Zubair Ahmed	673,656	10.0%
Mark Briggs	45,260	*
Verdell Garroutte	39,593	*
Walter Larkins(3)	23,220	*
Edward O. Hunter	—	*
Kevin Ayers(4)	60,678	*
Kevin Schatzle(5)	97,210	1.4%
Javed Latif(6)	35,720	*
Kathy Perez(7)	65,188	1.0%
All executive officers and directors as a group (11 persons)(8)	2,235,949	33.1%

* Less than 1%.

(1)
Applicable percentage of ownership at August 25, 2003, is based upon 6,721,827 shares of common stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares shown as beneficially owned. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of August 25, 2003 are deemed outstanding for computing the shares and percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person or entity. Except as otherwise indicated, the persons or entities listed in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise specified, the address for each beneficial owner is the Company's principal executive offices, 100 North Sepulveda Boulevard, 19th Floor, El Segundo, California 90245.

(2)
Bob and Naureen Din are married, and each may therefore be deemed to have a beneficial interest in each other's shares of common stock. However, Mr. and Mrs. Din have each disclaimed beneficial ownership in each other's shares. The number of shares reported for each of Mr. and Mrs. Din reflects 50% of the total number of shares beneficially owned by Mr. and Mrs. Din together.

(3)
Includes 2,680 shares for options exercisable within 60 days of August 25, 2003.

(4)
Includes 2,948 shares for options exercisable within 60 days of August 25, 2003.

(5)
Includes 10,720 shares for options exercisable within 60 days of August 25, 2003.

(6)
Includes 5,360 shares for options exercisable within 60 days of August 25, 2003.

(7)
Includes 2,144 shares for options exercisable within 60 days of August 25, 2003.

(8)
Includes 23,852 shares for options exercisable within 60 days of August 25, 2003.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        Currently, there are seven (7) members of the Board of Directors. Directors are elected at each annual stockholders' meeting to hold office until the next annual meeting or until their successors are elected and have qualified. Unless otherwise instructed, the proxy holders named in the enclosed proxy will vote the proxies received by them for the seven (7) nominees named below. All of the nominees presently are directors of the Company.

        Each nominee has indicated that he or she is willing and able to serve as director if elected. If any nominee becomes unavailable for any reason before the election, the enclosed proxy will be voted for the election of such substitute nominee or nominees, if any, as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve.

        The names and certain information concerning the seven (7) nominees for election as directors are set forth below. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

Vote Required

        The seven (7) nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them, a quorum being present, shall be elected as directors. Only votes cast "FOR" a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instructions to the contrary. Broker non-votes and proxies marked "withheld" as to one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

Directors

        The nominees, their ages the year in which each first became a director of the Company and their principal occupations or employment during the past five years are as follows:

Name	Age	Position
Attiazaz ("Bob") Din(1)	50	Chairman of the Board, President and Chief Executive Officer
Naureen Din(1)	49	Director
Zubair Ahmed(1)	51	Director
Verdell Garrouttee	59	Director
Mark Briggs(2)(3)	46	Director
Walter W. Larkins(2)(3)	45	Director
Edward O. Hunter(2)(3)	56	Director

(1)
Member of Nominating Committee.

(2)
Member of Audit Committee.

(3)
Member of Compensation Committee.

        Attiazaz ("Bob") Din is a founder of the Company and has served in various capacities with the Company since its inception in January 1993. Mr. Din has served as a director since April 1994, as the Chairman of the Board and Chief Executive Officer of the Company since January 1996, and as President since March 2002. Mr. Din also previously served as the Company's President from April 1994 to September 1997 and from January 1999 to May 2000. Prior to founding the Company, from November 1985 to January 1993, Mr. Din served as Chairman of the Board of Directors, President and Chief Executive Officer of InfoSystems Computer Center, a Southern California-based reseller of computer products. Mr. Din also served on the Board of Directors of SupplyAccess, Inc., a former affiliated company and is also a Director of En Pointe Ventures, Inc. a wholly-owned subsidiary of the Company. Mr. Din is the husband of Naureen Din and the brother-in-law of the Company's Senior Vice President of Operations, Javed Latif.

        Naureen Din is a founder of the Company and currently serves as a director of the Company. Ms. Din has served as a director since January 1993. Ms. Din previously served as Secretary from the Company's inception in January 1993 to March 30, 2001, as President from the Company's inception to April 1994, as Chief Executive Officer from the Company's inception until January 1996 and as Chief Financial Officer from the Company's inception until October 1995. Ms. Din also sits as a Director on the Board of Development in Literacy, a non-profit organization. Ms. Din was not employed immediately prior to January 1993. Ms. Din is the wife of Bob Din.

        Zubair Ahmed has been a director of the Company since April 1994. Mr. Ahmed previously served as an Executive Vice President of the Company from April 1994 to December 1995 and as Director of Business Development of the Company from May 1993 to April 1994. From January 1989 to April 1993, Mr. Ahmed served as the General Manager of Inter Equipment Establishment, a seller of heavy equipment.

        Verdell Garroutte has been a director of the Company since May 1996. Mr. Garroutte is currently a financial consultant to several companies and provides the Company with consulting services from time to time. From April 1997 to May 1998, Mr. Garroutte served as Chief Executive Officer of First Source International, Inc., the predecessor company to firstsource corp., a computer products reseller. From October 1994 until July 1999, Mr. Garroutte periodically served as a consultant to both the Company and firstsource corp., a former subsidiary of the Company. From December 1996 until September 1997, Mr. Garroutte served as the Chief Financial Officer of Kelly Micro Systems, Inc., a manufacturer of memory components for personal computers.

        Mark Briggs has been a director of the Company since March 1998. Since January 1997, Mr. Briggs has been the President and Chief Executive Officer of ClientLogic Corporation (formerly Softbank Services Group), a leading outsourcer to the digital marketplace. From January 1993 through the end of 1996, Mr. Briggs served as the President and Chief Executive Officer of Intelligent Electronics, Reseller Division. Mr. Briggs was also a director for firstsource.com (formerly firstsource corp.), a former subsidiary of the Company.

        Walter W. Larkins has been a director of the Company since April 2002. Since September 1996, he has been President and Chief Executive Officer of Envision Associates, Inc. a business development consulting company to startups and midsize companies. He is also currently, Managing Member of CDR Financial Services, LLC, a company that specializes in assisting healthcare organizations recover revenue on insurance and worker's compensation claims and Digital Force Ventures, LLC, an early stage investment company. Mr. Larkins was President and Chief Executive Officer of Endosurgical Development Corporation, a minimally invasive cardiovascular company from 1993 to 1996, which was sold to a publicly traded company in 1996. Prior to 1993, he held various key sales & marketing positions with Johnson & Johnson and The Coca-Cola Company and served as a Captain in the U.S. Army.

        Edward O. Hunter has been a director of the Company since August 2003. Since March 2002, Mr. Hunter has been an attorney of counsel to Robinson & Robinson, LLP, a business transactional and litigation law firm. From July 2000 to March 2002, Mr. Hunter maintained a private law practice and was Vice President and General Counsel for an international telecommunications joint venture during its start-up development phase. Prior to that, for an approximate nine year period, Mr. Hunter practiced law with LeBoeuf, Lamb, Greene & MacRae, LLP, a large multinational law firm, with emphasis on clients in heavy manufacturing, importation and national distribution.

Director Not Standing for Reelection

        Barry Abelson, 57, has been a director of the Company since December 2000. Since May 1992, Mr. Abelson has been a member of the law firm Pepper Hamilton LLP where he serves as Chairman of the firm's Executive Committee and Chairman of the firm's Corporate and Securities Practice Group. Effective July 21, 2003, Mr. Abelson amicably resigned his directorship position citing personal and business reasons.

Attendance at Meetings; Family Relationships

        The Board of Directors of the Company held twelve meetings during the fiscal year ended September 30, 2002. Each incumbent director attended at least seventy-five percent (75%) of the aggregate of the number of meetings of the Board and the number of meetings held by all committees of the Board on which he served. Bob Din and Naureen Din are husband and wife. Javed Latif, Senior Vice President of Operations is the brother-in-law of Bob Din. There are no other family relationships among any of the directors or executive officers of the Company.

Audit Committee

        The Company's Audit Committee is composed entirely of directors who are "independent" as defined in the NASDAQ listing standards. The Company's Audit Committee for fiscal years 2002 and 2003 was composed of Messrs. Abelson, Briggs and Larkins. Following Mr. Abelson's resignation on July 21, 2003, Mr. Hunter was appointed to fill the vacancy on the Board of Directors and Audit Committee effective August 18, 2003. Assuming the election of management's nominees to the Board of Directors, the Audit Committee for fiscal year 2004 shall consist of Messrs. Briggs, Larkins and Hunter. The principal functions of the Audit Committee are: (i) to select the Company's independent accountants; (ii) to review with the independent accountants the scope and anticipated cost of their audit, and to review their independence and performance; (iii) to review accounting practices, financial structure, and financial reporting, including the results of the annual audit and the review of quarterly interim financial statements; and (iv) to receive and consider a report from the independent accountants concerning their conduct of the audit, including any comments or recommendations they might want to make in that connection.

        The Audit Committee met four times during the fiscal year ended September 30, 2002. The Company adopted its current Audit Committee Charter at a meeting held on November 20, 2000, a copy of which was filed with the Company's Proxy Statement for the 2001 Annual Meeting of Stockholders.

Compensation Committee

        The Company's Compensation Committee for fiscal years 2002 and 2003 was composed of Messrs. Abelson, Briggs and Larkins. Following Mr. Abelson's resignation on July 21, 2003, Mr. Hunter was appointed to fill the vacancy on the Board of Directors and Compensation Committee effective August 18, 2003. Assuming the election of management's nominees to the Board of Directors, the Compensation Committee for fiscal 2004 shall consist of Messrs. Briggs, Larkins and Hunter. The functions of the Compensation Committee include reviewing and approving executive compensation policies and practices, reviewing salaries and bonuses for certain officers of the Company, administering the Company's 1996 Stock Incentive Plan and Employee Stock Purchase Plan, subject to the provisions set forth in each plan, and considering such other matters as may be referred to the Compensation Committee by the Board of Directors from time to time. There was one meeting of the Compensation Committee during fiscal 2002.

Nominating Committee

        On December 12, 2001 the Board of Directors passed a resolution appointing a Nominating Committee comprised of "minority group members," as that term is defined by the National Minority Supplier Development Council, Inc. The Company's Nominating Committee for fiscal year 2002 and 2003 was composed of Mr. and Mrs. Din and Mr. Ahmed. The functions of the Nominating Committee include identifying and screening candidates for membership on the Company's Board of Directors. Stockholders may recommend nominees for election as directors by writing to the Chief Executive Officer of the Company. Assuming the election of management's nominees to the Board of Directors, the Nominating Committee for fiscal 2004 shall consist of Mr. and Mrs. Din and Mr. Ahmed. The Nominating Committee meet once during fiscal 2002.

Directors' Compensation

        The Company's directors receive cash compensation of $2,500 for attendance at each Board of Directors or committee meeting and $500 for each Board of Directors telephonic meeting. In addition, directors may be reimbursed for certain expenses in connection with attendance at Board of Directors and committee meetings and may receive grants of stock options at the discretion of the Compensation Committee.

        In fiscal 2002, an aggregate of 50,000 stock options were granted with an exercise price of $1.19 to Mr. Larkins. The stock options granted to Mr. Larkins have a ten (10) year term and became exercisable, with respect to one-fourth (1/4) of the shares subject to such options, six months after the date of grant. After the first vesting, the remaining three-fourths (3/4) will become exercisable in fourteen (14) equal installments of 5.36% (except as to the last installment, which shall be 5.32%), the first of which vested at the end of the quarter after the initial six month vesting, with each subsequent installment vesting at the end of each quarter thereafter, so that all options granted will be fully vested in four (4) years from the day of grant.

Executive Officers

        The Company has five executive officers as follows:

Attiazaz ("Bob") Din	Chairman, President and Chief Executive Officer
Kevin D. Ayers	Vice President and Chief Financial Officer
Kevin B. Schatzle	Senior Vice President of Sales
Javed Latif	Senior Vice President of Operations
Kathy Perez	Vice President of Commercial Sales

        A biographical summary regarding Mr. Attiazaz ("Bob") Din is set forth in Proposal No. 1 under the heading "Directors." Biographical information with respect to the Company's other executive officers is set forth below:

        Kevin D. Ayers, 48, has served as Vice President and Chief Financial Officer of the Company since July 2000. From November 1998 to July 2000, Mr. Ayers served as the Company's Vice President and Controller. Prior to joining the Company as an employee, from March 1998 to November 1998, Mr. Ayers was an outside consultant to the Company, performing controllership functions. He performed a similar consulting engagement with another company from December 1997 to March 1998, before associating with the Company. From December 1995 to December 1997, Mr. Ayers served as Operations Controller for Xylan Corporation, a manufacturer of network switching equipment.

        Kevin B. Schatzle, 42, rejoined the Company as Senior Vice President of Sales in March 2002. Mr. Schatzle previously served as Senior Vice President of the Company from July 1995 until October 1, 1999, when he resigned his position with the Company to become the President of SupplyAccess Inc., a former affiliate of the Company. SupplyAccess ceased operations in April 2002 and assigned its assets for the benefit of creditors.

        Javed Latif, 54, rejoined the Company as Senior Vice President of Operations in August 2002. Prior to that time, he served as the Controller for SupplyAccess, Inc., a former affiliate of the Company, from September 2000 until August 2001. Mr. Latif previously has served as Executive Vice President and Chief Financial Officer of the Company from January 1, 1999 through June 2000. Prior to assuming the Chief Financial Officer duties, Mr. Latif was Executive Vice President of the Company from May 1994 to January 1999. Mr. Latif is Bob Din's brother-in-law.

        Kathy Perez, 45, has served as Vice President of Commercial Sales since April 2002. Ms. Perez joined the Company as a National Account Manager in 1993 and worked in that capacity until becoming Vice President of Business Development in June of 2000, a position she held until April 2002.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table shows the compensation paid or accrued to the Chief Executive Officer and the four other most highly compensated officers of the Company (the "Named Executive Officers"), who were employed by the Company (or a wholly-owned subsidiary) during the fiscal year ended September 30, 2002.

							Long Term Compensation Awards
		Annual Compensation(1)
Name and Principal Position	Fiscal Year						Securities Underlying Options(#)
		Salary		Bonus
Attiazaz ("Bob") Din Chairman of the Board, President and Chief Executive Officer	2002 2001 2000	$489,583 500,000 637,884	(2) (3)	$	— — —		50,000 50,000 —
Kevin D. Ayers Vice President and Chief Financial Officer	2002 2001 2000	$188,813 172,292 131,875	(4)	$	— 55,000 35,000	(5) (6)	— 55,000 —
Kevin B. Schatzle Senior Vice President of Sales	2002	$77,380	(7)		$—		200,000
Javed Latif Senior Vice President of Operations	2002	$25,000	(8)		$—		—
Kathy Perez Vice President of Commercial Sales	2002 2001 2000	$187,500 240,000 371,872	(10)	$	— 60,000 10,000	(9) (11)	— 20,000 20,000

(1)
Does not include the value of perquisites and other personal benefits granted to the Named Executive Officers which in the aggregate did not exceed the lesser of $50,000 or 10% of such officer's salary and bonus.

(2)
Includes two and one-half months of voluntary salary reduction in the aggregate amount of $10,417.

(3)
Includes payment of $137,884 for accrued vacation.

(4)
Includes two months of voluntary salary reduction in the aggregate amount of $3,333 and payment of $19,230 for accrued vacation.

(5)
Consists of accrued bonus for Mr. Ayers under his employment agreement.

(6)
Consists of $20,000 in payments payable pursuant to Mr. Ayers's employment agreement and an accrued bonus for Mr. Ayers under his employment agreement of $15,000.

(7)
Mr. Schatzle was appointed Senior Vice President of Sales on March 18, 2002. Under terms of his employment agreement, his annual base salary is $150,000. An entity controlled by Mr. Schatzle, Phoenix LA, LLC, received an aggregate of approximately $100,000 for consulting services rendered during fiscal 2002. Such compensation is not reflected in the Summary Compensation Table.

(8)
Mr. Latif was appointed Senior Vice President of Operations on August 6, 2002. Under terms of his employment agreement, his annual base salary is $150,000. From October 1, 2001 through June 30, 2002, Mr. Latif received an aggregate of approximately $38,500 in consulting fees. In addition, Okra Consulting, LLC, a partnership in which Mr. Latif was a general partner, received an aggregate of approximately $365,228 in legal and business consulting fees. Mr. Latif's consulting fees and fees paid by the Company to Okra Consulting, LLC are not reflected in the Summary Compensation Table.

(9)
Consists of accrued bonus for Ms. Perez under her employment agreement.

(10)
Includes sales commissions of $131,872.

(11)
Consists of accrued bonus for Ms. Perez under her employment agreement.

Option Grants in Last Fiscal Year

        The following table sets forth stock options granted to the Named Executive Officers during fiscal 2002. In addition, in accordance with the rules and regulations of the SEC, the following table sets forth the hypothetical gains or "option spreads" that would exist for the options. Such gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date on which the options were granted over the full term of the options. The rates do not represent the Company's estimate or projection of future Common Stock prices, and no assurance can be given that any appreciation will occur or that the rates of annual compound stock appreciation assumed for the purposes of the following table will be achieved.

Individual Grants
		Percent of Total Options Granted to Employees in Last Fiscal Year			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Number of Securities Underlying Options Granted
Name			Exercise Price	Expiration Date
					5%	10%
Attiazaz ("Bob") Din	—	—	—	—	—	—
Kevin Ayers	—	—	—	—	—	—
Kevin Schatzle	200,000	69.0%	$1.31	3/18/2012	$164,770	$417,561
Javed Latif	—	—	—	—	—	—
Kathy Perez	—	—	—	—	—	—

Aggregated Option Exercises in Fiscal 2002 and Fiscal 2002 Year-End Option Values

        The following table sets forth stock option exercises during fiscal 2002 and year-end option values for options held by the Named Executive Officers:

			Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Attiazaz ("Bob") Din	—	—	48,220	26,780	$—	$—
Kevin Ayers	—	—	51,834	17,666	—	—
Kevin Schatzle	—	—	60,720	139,280	—	—
Javed Latif	—	—	—	—	—	—
Kathy Perez	—	—	58,756	11,776	—	—

(1)
Based on a per share price of $0.83, the closing price of the Common Stock as reported on the Nasdaq National Market on September 30, 2002.

Employment Agreements

        Mr. Din's employment agreement with the Company was originally entered into as of March 1, 1996, and was amended in April 1997. This agreement provides for an annual base salary of $500,000, plus, beginning in April 1997, a bonus equal to 3.5% of the Company's pre-tax net income (if $4.5 million or greater) and terminates on the later of (i) the fifth anniversary of the date the agreement was entered into, or (ii) five years following the date on which either Mr. Din or the Company gives a notice of non-renewal or termination. Upon termination of Mr. Din's employment agreement by the Company for reason other than "cause", as defined in the employment agreement, or by Mr. Din for "good reason", as defined in the employment agreement, Mr. Din will be entitled to receive, as severance pay, guaranteed monthly salary payments in the amount of Mr. Din's current salary for a period of five years, plus the payment of certain additional benefits, such as health insurance for the same term. However, Mr. Din's agreement prohibits him from competing with the Company for five years following the date of his termination. Pursuant to his employment agreement, Mr. Din is obligated, subsequent to his termination, to offer first to the Company any block of 50,000 shares or more of the Company's Common Stock offered by him or his wife for sale, if offered for sale other than pursuant to an over-the-counter or exchange transaction. Mr. Din's agreement also contains confidentiality, intellectual property rights and dispute resolution provisions.

        On July 17, 2000, the Company entered into a three year employment agreement with Mr. Ayers that provides for an annual base salary of $165,000 and provides for certain quarterly quantitative and qualitative bonuses of $10,000 (through the third quarter of fiscal 2001) and $5,000, respectively if certain pre-tax net income targets and certain qualitative targets are met. On March 28, 2002, the Company and Mr. Ayers agreed to terminate his existing employment agreement and entered into a new employment agreement covering the period from March 16, 2002 through July 16, 2003 that provides for an annual base salary of $150,000 and provides for quarterly bonuses at the discretion of the Chief Executive Officer and Board of Directors, conditional upon the Company's cumulative pre-tax net income being positive at the time of bonus consideration. The agreement automatically renews at the end of the initial term on a month-to-month basis unless earlier terminated in accordance with its terms. In the event that Mr. Ayers's employment is terminated by the Company during the term of the agreement without "cause," as defined in the agreement, by Mr. Ayers for "good reason," as defined in the agreement, or because of his death or disability, Mr. Ayers will be entitled to receive, as severance pay, an amount equal to six months of his then-current base salary. Mr. Ayers's employment agreement also contains (i) certain non-solicitation provisions that expire eighteen (18) months after termination of such agreement and (ii) a dispute resolution provision.

        On March 28, 2002, the Company entered into a one year employment agreement with Mr. Schatzle that provides for an annual base salary of $150,000 and provides for quarterly bonuses at the discretion of the Chief Executive Officer and Board of Directors, conditional upon the Company's cumulative pre-tax income being positive at the time of bonus consideration. The agreement automatically renews at the end of the initial term (March 17, 2003) on a month-to-month basis unless earlier terminated in accordance with its terms. Mr. Schatzle's employment agreement also contains (i) certain non-competition and non-solicitation provisions that expire six (6) months after termination of such agreement and (ii) a dispute resolution provision.

        On April 20, 2002, the Company entered into a one year employment agreement with Ms. Perez that provides for an annual base salary of $150,000 and provides for quarterly bonuses at the discretion of the Chief Executive Officer and Board of Directors, conditional upon the Company's cumulative pre-tax net income being positive at the time of bonus consideration. The agreement automatically renews at the end of the initial term (March 17, 2003) on a month-to-month basis unless earlier terminated in accordance with its terms. In the event that (i) Ms. Perez's employment is terminated by the Company during the term of the agreement (and prior to April 30, 2005) without "cause," as defined in the agreement, by Ms. Perez for "good reason," as defined in the agreement, or because of her death or disability, and (ii) Mr. Din is no longer President of the Company, Ms. Perez will be entitled to receive, as severance pay, an amount equal to six (6) months of her then-current base salary. Ms. Perez's employment agreement also contains (i) certain non-competition and non-solicitation provisions that expire six (6) months after termination of such agreement and (ii) a dispute resolution provision

        On March 28, 2002, the Company entered into an employment agreement with Mr. Latif that provides for an annual base salary of $150,000 and provides for quarterly bonuses at the discretion of the Chief Executive Officer and Board of Directors, conditional upon the Company's cumulative pre-tax net income being positive at the time of bonus consideration. The agreement automatically renews at the end of the initial term (July 31, 2003) on a month-to-month basis unless earlier terminated in accordance with its terms. In the event that Mr. Latif's employment is terminated by the Company during the term of the agreement without "cause," as defined in the agreement, by Mr. Latif for "good reason," as defined in the agreement, or because of his death or disability, Mr. Latif will be entitled to receive, as severance pay, an amount equal to six months of his then-current base salary. Mr. Latif's employment agreement also contains (i) certain non-solicitation provisions that expire eighteen (18) months after termination of such agreement and (ii) a dispute resolution provision.

Other Compensation Arrangements

401(k) Plan

        Effective as of July 1993, the Company adopted the En Pointe Technologies, Inc. Employee Savings Plan (the "401(k) Plan"), which is a retirement profit sharing plan that covers all U.S. employees of the Company who are 21 years old or older and have completed six months of service. The 401(k) Plan provides that employees may elect to defer, in the form of contributions to the 401(k) Plan, up to 20% of the total compensation that would otherwise be paid to the employee, not to exceed $11,000 in 2002 (subject to adjustments annually as provided in the Internal Revenue Code).

        The Company may make discretionary matching contributions to the 401(k) Plan, but the Company has not made any contributions to the 401(k) Plan to date. Contributions are held under a group annuity contract and are invested in selected eligible investments. Employee contributions are fully-vested and nonforfeitable at all times.

Compensation Committee Interlocks and Insider Participation

        The members of the Company's Compensation Committee during the fiscal year ended September 30, 2002 consisted of Barry Abelson, Mark Briggs and Walter Larkins, none of whom serves or has served as an executive officer or employee of the Company or any of its subsidiaries. Mr. Abelson serves as Chairman of the Executive Committee and Corporate and Securities Practice Group of the law firm Pepper Hamilton LLP, which firm provided certain legal services to the Company during fiscal year 2002. The Company is not aware of any "compensation committee interlocks" that existed during fiscal 2002.

Certain Transactions

        See "EXECUTIVE COMPENSATION—Employment Agreements" for a description of certain arrangements and transactions with executive officers and directors.

        Periodically, Mr. Garroutte has served as a financial consultant for the Company in past years. In the fiscal year ended September 30, 2002, the Company paid approximately $79,000 to Mr. Garroutte for consulting services rendered during such year.

        During fiscal 2002, an entity controlled by Mr. Schatzle, Phoenix LA, LLC, received an aggregate of approximately $100,000 for consulting services rendered during such year

        During fiscal 2002, Mr. Latif received an aggregate of approximately $38,500 in consulting fees. In addition, Okra Consulting, LLC, a partnership in which Mr. Latif was a general partner, received an aggregate of approximately $365,228 in legal and business consulting fees.

        During fiscal 2002, the law firm of Pepper Hamilton LLP, of which Mr. Abelson serves as Chairman of the firm's Executive Committee and Corporate and Securities Practice Group, provided certain legal services to the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, officers and any persons holding ten percent (10%) or more of the Company's common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Such filing persons or entities are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

        Based solely upon its review of the copies of Forms 3, 4 and 5 and amendments thereto furnished to the Company, or written representations that no other reports were required, the Company believes that all filing requirements under Section 16(a) of the Exchange Act applicable to its directors, officers and any persons holding ten percent (10%) or more of the Company's common stock, were made with respect to the Company's fiscal year ended September 30, 2002.

Report of the Compensation Committee

        The following report is submitted by the Compensation Committee of the Board of Directors with respect to the executive compensation policies established by the Compensation Committee and recommended to the Board of Directors and compensation paid or awarded to executive officers for the fiscal year ended September 30, 2002. The Compensation Committee determines the annual salary, bonus and other benefits, including incentive compensation awards, of the Company's senior management and recommends new employee benefit plans and changes to existing plans to the Company's Board of Directors. The salary and performance bonus of Bob Din, the Company's Chief Executive Officer, is determined in accordance with Mr. Din's Employment Agreement with the Company (see "Employment Agreements," above). The Compensation Committee met one time during the fiscal year ended September 30, 2002.

Compensation Policies and Objectives

        The Company's executive compensation policy is designed to attract and retain exceptional executives by offering compensation for superior performance that is highly competitive with other well-managed organizations. The Compensation Committee measures executive performance on an individual and corporate basis.

        There are three components to the Company's executive compensation program, and each is consistent with the stated philosophy as follows:

        Base Salary. Base salaries for executives and other key employees are determined by individual financial and non-financial performance, position in salary range and general economic conditions of the Company. For purposes of administering base pay, all executive positions are evaluated and placed in appropriate salary grades. Salary range midpoint levels are reviewed on an annual basis to ensure competitiveness with a peer group of comparable computer software and systems companies. In recommending salaries for executive officers, the Compensation Committee (i) reviews the historical performance of the executives, and (ii) formally reviews specific information provided by its accountants and other consultants, as necessary, with respect to the competitiveness of salaries paid to the Company's executives.

        Annual Bonus. Annual bonuses for executives and other key employees are tied directly to the Company's financial performance as well as individual performance. The purpose of annual cash bonuses is to reward executives for achievements of corporate, financial and operational goals. Annual cash bonuses are intended to reward the achievement of outstanding performance. When certain objective and subjective performance goals are not met, annual bonuses would be reduced or not paid.

        Long-Term Incentives. The purpose of these plans is to create an opportunity for executives and other key employees to share in the enhancement of stockholder value through stock options. The overall goal of this component of pay is to create a strong link between the management of the Company and its stockholders through management stock ownership and the achievement of specific corporate financial measures that result in the appreciation of Company share price. Stock options are awarded if the Company and individual goals are achieved or exceeded. The Compensation Committee previously has followed the practice of granting options annually on terms which provide that the options become exercisable in three (3) equal installments over a 27-month period. Beginning in August of 1998, most options were granted with a 48-month vesting period with pro-rata monthly vesting. The Compensation Committee believes that this feature not only provides an employee retention factor but also makes longer term growth in share prices important for those receiving options.

Fiscal Year 2002 Compensation

        The Company is required to disclose its policy regarding qualifying executive compensation deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a public corporation is limited to no more than $1 million per year. It is not expected that the compensation to be paid to the Company's executive officers for fiscal 2003 will exceed the $1 million limit per officer. The Company's Executive Stock Option Plan, 1994 Stock Option Plan and 1996 Stock Incentive Plan are structured so that any compensation deemed paid to an executive officer when he or she exercises an outstanding option under the plan, with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation that will not be subject to the $1 million limitation.

                    The Compensation Committee of the
                    Board of Directors

                    Barry Abelson
                    Mark Briggs
                    Walter Larkins

Report of the Audit Committee

        Pursuant to a meeting of the Audit Committee on November 22, 2002, the Audit Committee reports that it has: (i) reviewed and discussed the Company's audited financial statements with management; (ii) discussed with the independent auditors the matters (such as the quality of the Company's accounting principals and internal controls) required to be discussed by Statement on Auditing Standards No. 61; and (iii) received written confirmation from PricewaterhouseCoopers LLP that it is independent and written disclosures regarding such independence as required by Independence Standards Board Standard No. 1, and discussed with the auditors the auditors' independence. Based on the review and discussions referred to in items (i) through (iii) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's annual report for the Company's fiscal year ended September 30, 2002.

                    The Audit Committee of the
                    Board of Directors

                    Barry Abelson
                    Mark Briggs
                    Walter Larkins

        NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOREGOING REPORTS OF THE COMPENSATION COMMITTEE AND THE AUDIT COMMITTEE AND THE PERFORMANCE GRAPH ON THE FOLLOWING PAGE SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

STOCK PERFORMANCE GRAPH

        Set forth below is a line graph comparing the cumulative stockholder return on the Company's Common Stock with the cumulative total return of the Nasdaq Stock Market (U.S.) Index and the RDG Technology Composite Index for the five years ended September 30, 2002. The JP Morgan H & Q Technology Index used as an industry comparison index in prior years no longer exits and the RDG Technology Composite Index was selected as a representative substitute. The second graph illustrates the past year's comparisons of the JP Morgan H & Q Technology Index through September 30, 2001 with the new index.

        The Performance Graph is not necessarily an indicator of future price performance. The graph assumes the reinvestment of all dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG EN POINTE TECHNOLOGIES, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE RDG TECHNOLOGY COMPOSITE INDEX

*$100 invested on 9/30/97 in stock or index-
including reinvestment of dividends.
Fiscal year ending September 30.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG EN POINTE TECHNOLOGIES, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,
THE JP MORGAN H & Q TECHNOLOGY INDEX
AND THE RDG TECHNOLOGY COMPOSITE INDEX

*$100 invested on 9/30/96 in stock or index-
including reinvestment of dividends.
Fiscal year ending September 30.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors, acting upon recommendation of the Audit Committee, has appointed PricewaterhouseCoopers LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending September 30, 2003, and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee and the Board of Directors will reconsider their selection.

        PricewaterhouseCoopers LLP (including its predecessor, Coopers & Lybrand LLP) has audited the Company's financial statements annually since its fiscal year ended September 30, 1993. Its representatives are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit Fees

        The aggregate fees billed by PricewaterhouseCoopers LLP for professional services for the audit of the Company's financial statements for the fiscal year ended September 30, 2002 and the review of financial statements included in the Company's Forms 10-Q for fiscal 2002 were $209,900.

Financial Information Systems Design and Implementation Fees

        PricewaterhouseCoopers LLP did not provide, and it did not bill and it was not paid any fees for, financial information systems design and implementation services in fiscal 2002.

All Other Fees

        The aggregate fees billed to the Company for all other services rendered by PricewaterhouseCoopers LLP and the fees paid therefore in fiscal 2002 were $28,350. These fees related principally to the audit of the Company's 401(K) plan.

        The Audit Committee has determined that the provision of services, in addition to audit services, rendered by PricewaterhouseCoopers LLP and the fees paid therefore in fiscal 2002 were compatible with maintaining PricewaterhouseCoopers LLP's independence.

STOCKHOLDER PROPOSALS

        Any stockholder desiring to submit a proposal for action at the 2004 Annual Meeting of Stockholders and presentation in the Company's Proxy Statement with respect to such meeting should arrange for such proposal to be delivered to the Company at its principal place of business no later than May 5, 2004 in order to be considered for inclusion in the Company's proxy statement relating to that meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

        Additionally, if the Company is not provided notice of stockholder proposal, which the stockholder has not previously sought to include in the Company's proxy statement, by July 19, 2004, the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement

OTHER MATTERS

        Management is not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is brought before the meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

                    By Order of the Board of Directors

                    Bob Din
                     Chief Executive Officer

September 2, 2003

        THE ANNUAL REPORT TO STOCKHOLDERS OF THE COMPANY FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002 IS THE COMPANY'S ANNUAL REPORT ON FORM 10-K WHICH WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 27, 2002 AND WHICH IS BEING MAILED CONCURRENTLY WITH THIS PROXY STATEMENT (WITHOUT EXHIBITS) TO ALL STOCKHOLDERS OF RECORD AS OF AUGUST 25, 2003. THE COMPANY WILL PROVIDE WITHOUT CHARGE, AT THE WRITTEN REQUEST OF ANY BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE ANNUAL MEETING, A COPY (WITHOUT EXHIBITS) OF THE COMPANY'S AMENDMENT TO ITS ANNUAL REPORT ON FORM 10-K WHICH WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 27, 2003 (PORTIONS OF WHICH ARE CONTAINED IN THIS PROXY, WITH APPROPRIATE UPDATING OF INFORMATION, WHERE NECESSARY). REQUESTS SHOULD BE MAILED TO THE SECRETARY, EN POINTE TECHNOLOGIES, INC., 100 N. SEPULVEDA BOULEVARD, 19TH FLOOR, EL SEGUNDO, CALIFORNIA 90245. THE ANNUAL REPORT IS NOT TO BE REGARDED AS PROXY SOLICITING MATERIAL OR AS A COMMUNICATION BY MEANS OF WHICH ANY SOLICITATION IS TO BE MADE.

\*/ DETACH PROXY CARD HERE \*/

PROXY

EN POINTE TECHNOLOGIES, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
ANNUAL MEETING OF THE STOCKHOLDERS — SEPTEMBER 30, 2003

        The undersigned hereby nominates, constitutes and appoints Attiazaz "Bob" Din and Zubair Ahmed, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of EN POINTE TECHNOLOGIES, INC. which the undersigned is entitled to represent and vote at the 2003 Annual Meeting of Stockholders of the Company to be held at the Marina/Manhattan Room at the DoubleTree Club Hotel, 1985 East Grand Avenue, El Segundo, California 90245, on September 30, 2003, at 8:00 a.m., and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting, as follows:

(Continued, and to be marked, dated and signed, on the other side)

\*/ DETACH PROXY CARD HERE \*/

THE DIRECTORS RECOMMEND A VOTE "FOR" THE DIRECTOR
NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSAL 2.

1. Election of Directors
☐	FOR all nominees listed below (EXCEPT AS MARKED TO THE CONTRARY BELOW)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below
Election of the following nominees as directors: Attiazaz "Bob" Din, Naureen Din, Zubair Ahmed, Verdell Garroutte, Mark Briggs, Walter W. Larkins and Edward O. Hunter
(INSTRUCTIONS: To withhold authority to vote for any nominee, print that nominee's name in the space provided below.)
EXCEPTIONS
2. Ratification of PricewaterhouseCoopers LLP as independent auditors of the Company for fiscal year ending September 30, 2003:
☐ FOR ☐ AGAINST ☐ ABSTAIN 3. In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.
IMPORTANT — PLEASE SIGN AND DATE AND RETURN PROMPTLY

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTORS NAMED ON THIS PROXY AND "FOR" THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS.
	Dated:		, 2003
(Signature of stockholder)
(Signature of stockholder)
Please sign your name exactly as it appears hereon. Executors, administrators, guardians, officers of corporations and others signing in a fiduciary capacity should state their full titles as such.

Please Detach Here
\*/ You Must Detach This Portion of the Proxy Card \*/
Before Returning it in the Enclosed Envelope

QuickLinks

PROPOSAL NO. 1 ELECTION OF DIRECTORS
STOCK PERFORMANCE GRAPH
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN* AMONG EN POINTE TECHNOLOGIES, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE RDG TECHNOLOGY COMPOSITE INDEX
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN* AMONG EN POINTE TECHNOLOGIES, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX, THE JP MORGAN H & Q TECHNOLOGY INDEX AND THE RDG TECHNOLOGY COMPOSITE INDEX
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
STOCKHOLDER PROPOSALS
OTHER MATTERS